CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We hereby consent to the incorporation by reference in this registration statement on Form SB-2 of our report, dated August 21, 2001, with respect to the financial statements of Six Forty-nine Incorporated as of June 30, 2001 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30,2001 and for the period from June 30, 2001 and for the period from June 29, 1999 (inception) to June 30, 2001 and to the reference to our firm under the caption " Experts" in this registration statement.


/s/Stonefield Josephson, Inc
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STONEFIELD JOSEPHSON, INC.
Certified Public Accountants

Santa monica, Ccalifornia
October 1, 2001